Exhibit 10.1

SUMISHO AIR LEASE CORPORATION

ANNUAL CASH BONUS PLAN

1.	Purpose.

The purpose of the Sumisho Air Lease Corporation Annual Cash Bonus Plan (the “Plan”) is to provide annual cash awards (“Incentive Awards”) to certain officers of Sumisho Air Lease Corporation (the “Corporation”) that recognize and reward the achievement of individual and corporate performance goals.

The Plan and any individual award are offered gratuitously at the sole discretion of the Corporation. The Plan is intended to serve as a general guide for determining individual awards, and does not create vested rights of any nature nor does it constitute a contract of employment, a promise for earned income, or a contract of any other kind. Determination of a specific award amount does not create an earned or vested right in any Participant (as defined below) to payment. Except as expressly provided in Section 7 of this Plan, any award granted under this Plan is earned on the date on which such award is paid. Nothing in the Plan restricts the Corporation’s rights to increase or decrease the compensation of any Participant, except as otherwise required under applicable law.

2.	Effective Date of Plan.

The Plan shall be effective as of the date it is adopted by the Board (the “Effective Date”).

3.	Plan Administration.

The Plan shall be administered by the Board of Directors of the Corporation (the “Board”), provided that the Board may by resolution authorize one or more officers of the Corporation to perform any or all things that the Board is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Board; provided, however, that the resolution so authorizing such officer or officers shall specify the maximum aggregate dollar amount of all Incentive Awards such officer or officers may award pursuant to such delegated authority. No officer shall designate himself or herself as a recipient of any Incentive Awards granted under authority delegated to such officer. In addition, notwithstanding any other provision of the Plan, no member of the Board shall participate in determinations with respect to his or her own participation in the Plan, except to the extent that the determination relates to Participants more generally (such as, for example, in setting performance goals for the Corporation or determining performance of the Corporation with respect to such goals).

The Board shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) determine the eligible Participants and their target percentages; (b) determine the individual and/or corporate performance criteria and the performance goals and the relative weightings of each criterion; (c) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan; (d) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan; and (e) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Board pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Board, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

The foregoing means, for instance, that the same individual performance and/or company performance in different performance periods could result in vastly different Incentive Award payouts. Because the amount of any award is wholly within the Board’s discretion, the following terms and conditions serve only as a general guide for determining amounts payable pursuant to the Plan, if any.

4.	Eligibility.

All officers of the Corporation and its subsidiaries (other than those officers who are participants in another annual cash bonus plan that may be established by the Corporation for such officers) are eligible to participate in the Plan, but only if designated by the Board in its sole discretion (each, a “Participant”).

5.	Incentive Awards.

Participants under this Plan have the opportunity to receive a cash payment subject to the terms and conditions of this Plan and the attainment of performance goals established under Section 6. The Incentive Award will be based on a specified percentage, as determined by the Board, of a Participant’s annual base salary (the “Target Incentive Award”); provided that the Board shall retain discretion to reduce or to increase the amount of the Incentive Award otherwise payable to any one or more Participants under this Plan and to decline to make any one or more Incentive Awards. The Board may exercise such discretion on any basis it deems appropriate (including, but not limited to, its assessment of the Corporation’s performance relative to its operating or strategic goals for the performance period and/or a Participant’s individual performance for such period).

6.	Performance Criteria and Performance Goals.

Unless otherwise determined by the Board, performance goals and performance criteria (both individual and corporate) for each performance period shall be established by the Board not later than 90 days after commencement of the performance period for which the Incentive Award is being granted. Unless otherwise determined by the Board, the performance period shall be the Corporation’s fiscal year (provided that the 2026 performance period shall be from April 1, 2026 to December 31, 2026).

7.	Determination & Payment of Awards.

7.1. As soon as practicable after the end of the performance period, the Board will determine the amount of the Incentive Award to be paid to each Participant, based on the attainment of the performance goals as determined by the Board in its sole discretion and after giving effect to Section 7.2. The Board shall adjust the performance goals and other provisions applicable to Incentive Awards to the extent, if any, it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (a) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (b) any change in accounting policies or practices, (c) the effects of any special charges to the Corporation’s earnings, or (d) any other similar special circumstances as determined in its sole discretion.

7.2. Unless otherwise determined by the Board, the amount of an Incentive Award shall be pro-rated for any Participant who was on a leave of absence during the performance period, any Participant who was not employed as of the beginning of the performance period, any Participant who was promoted during the performance period, and any change in Participant’s annual base salary during the performance period.

7.3. Payments will be made as soon as reasonably practical after determination of the amounts of the Incentive Awards, if any, by the Board (but in no event later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4)). Except as provided in this Section 7, a Participant does not earn, and shall have no right to receive, any award payment under this Plan until that award is paid.

7.4. Except as provided in this Section 7, the payment of an Incentive Award to a Participant with respect to a performance period shall be conditioned upon a Participant’s employment by the Corporation on the payment date for such Incentive Award.

7.5. Notwithstanding the foregoing and unless otherwise determined by the Board, the following provisions shall apply upon certain terminations of a Participant’s employment by the Corporation. To the extent that a Participant is entitled to an additional (or greater) Incentive Award payment in connection with any termination of employment pursuant to the terms of an Individual Agreement, the terms of the Individual Agreement shall apply instead of the terms set forth below.

7.5.1. In the event of a Participant’s termination of employment by reason of the Participant’s death, Disability or Retirement (each as defined below), the Participant (or his or her beneficiary or estate) shall be eligible to receive a prorated Incentive Award for the year of termination, based on actual performance for the applicable performance period. Such prorated Incentive Award shall be paid at the time such awards are paid to other Participants, and in all events no later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4).

7.5.2. In the event of a Participant’s termination of employment by the Corporation without Cause (as defined below), other than within twenty-four (24) months following a Change in Control (as defined below), the Participant shall be eligible to receive a pro-rated Incentive Award for the year of termination, based on actual performance for the applicable performance period. Such prorated Incentive Award shall be paid at the time such awards are paid to other Participants, and in all events no later than the expiration of the short-term deferral period set forth in Treasury Regulation §1.409A-1(b)(4).

7.5.3. In the event of a Participant’s termination of employment by the Corporation without Cause or by the Participant for Good Reason, in each case, within twenty-four (24) months following a Change in Control (as defined below), the Participant shall be entitled to receive an Incentive Award equal to a prorated portion of the Participant’s Target Incentive Award for the year of termination. Such prorated Target Incentive Award shall be paid as soon as reasonably practicable following the Participant’s termination of employment, and in all events no later than thirty (30) days after the Participant’s termination of employment.

7.6. For purposes of the Plan, the following definitions shall apply.

7.6.1. “Good Reason” shall mean, unless otherwise consented to by the Participant:

(i) “Good Reason” as defined in any Individual Agreement applicable to the Participant;

(ii) the material reduction of the Participant’s authority, duties and responsibilities, or the assignment to the Participant of duties materially inconsistent with the Participant’s position or positions with the Corporation;

(iii) a reduction in the annual base salary of the Participant; or

(iv) the relocation of the Participant’s office to more than thirty-five (35) miles from the principal offices of the Corporation.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Participant provides to the Corporation a notice of termination on account thereof (specifying a termination date not less than thirty (30) days and not more than sixty (60) days after the giving of such notice) no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Participant’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Corporation shall have thirty (30) days from the date such notice of termination is given to cure such event or condition and, if the Corporation does so, such event or condition shall not constitute Good Reason hereunder.

7.6.2. “Cause” shall have the same meaning as defined in the Equity Plan or any applicable award agreement under the Equity Plan.

7.6.3. “Change in Control” shall have the same meaning as defined in the Equity Plan or any applicable award agreement under the Equity Plan.

7.6.4. “Disability” shall have the same meaning as defined in the Equity Plan or any applicable award agreement under the Equity Plan.

7.6.5. “Equity Plan” means the Corporation’s 2023 Equity Incentive Plan or any successor omnibus equity incentive plan then in effect pursuant to which the Corporation may issue cash and/or equity awards.

7.6.6. “Individual Agreement” means any employment, consulting or similar agreement with the Corporation or any of its affiliates to which the applicable Participant is a party.

7.6.7. “Retirement” shall mean a termination of a Participant’s employment (other than by the Corporation for Cause) with at least three months’ notice of intention to retire by the Participant (i) at or after age 60, (ii) after 10 years of service to the Corporation and/or its Subsidiaries or Affiliates (each as defined in the Equity Plan or any applicable award agreement under the Equity Plan), and (iii) upon approval in writing by the Committee in its sole discretion, based on such criteria as the Committee may determine at the time of such termination.

8.	Termination, Suspension or Modification of the Plan.

The Committee may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, prospectively or retroactively without notice or obligation for any reason (subject to applicable law and the discretion of the Committee to take any of the foregoing action at any time and from time to time with respect to Participants), provided that pursuant to Section 6.08 of the Agreement and Plan of Merger (the “Merger Agreement”), among the Corporation, Sumisho Air Lease Corporation Designated Activity Company, an Irish private limited company (“Parent”), and Takeoff Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, the Corporation is required to provide any employee that was employed immediately prior to the effective time of the merger and remaining with the Corporation with short-term cash incentive opportunities that are at least equal to the short-term cash incentive opportunities in effect for such employee immediately prior to the closing date, which short-term cash incentive opportunities shall, for 2026, have the same termination protections as those provided under the Corporation’s annual bonus plan in effect immediately prior to the merger. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years (other than during the one-year period following the April 8, 2026 closing date of the merger involving the Corporation pursuant to the terms of Section 6.08 of the Merger Agreement). The Committee may also correct any defect or any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

9.	Miscellaneous.

9.1. No Assignments. To the extent permitted by applicable law, no award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

9.2. No Right of Employment or Future Incentive Awards. Neither the adoption of the Plan, the determination of eligibility to participate in the Plan for any performance period, nor the granting or payment of an Incentive Award under the Plan shall confer upon any Participant (i) any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time or (ii) any right to be granted or paid an Incentive Award for any future performance period.

9.3. Tax Withholding. Amounts payable under the Plan are subject to withholding for taxes as required by applicable law.

9.4. Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of California.

9.5. Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

9.6. Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. If a Participant dies following the date of termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate, or if the Participant has entered into an employment agreement with the Corporation pursuant to such agreement, within thirty (30) days after the date of the Participant’s death.

9.7. Recoupment. Any Incentive Award shall be subject to any recoupment policies as may be adopted by the Corporation from time to time, if any, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.

9.8. Payment from General Assets. The Plan shall not be funded in any way. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Incentive Awards. To the extent any person acquires a right to receive payment under the Plan, such right will be no greater than the right of an unsecured general creditor of the Corporation.

Adopted by the Board of Directors on April 15, 2026.